( BW)(NY-CAPITAL-LEASE-FUNDING)(LSE) Capital Lease Funding Updates
Guidance

    Business Editors

    NEW YORK--(BUSINESS WIRE)--Oct. 4, 2005--Capital Lease Funding,
Inc.:

    --  Dramatically Reduces Exposure to Winn-Dixie Stores

    --  Closes Approximately $300 Million of New Net Lease
        Transactions in the Third Quarter

    Capital Lease Funding, Inc. (NYSE: LSE) announced today that it is updating previously announced guidance for the third quarter ended September 30, 2005 and the full year 2005. This change in guidance is primarily as a result of certain actions taken by the Company to significantly reduce its exposure to Winn- Dixie. CapLease, as the owner of the most subordinate security class in the CMLBC 2001-1 securitization transaction (the "Trust"), directed the Trust's special servicer to sell all of the $22.4 million of Winn-Dixie pass through certificates included as collateral in the Trust. The sales were made in a controlled and orderly manner throughout the second half of the third quarter of 2005 and were completed by September 30, 2005. The Company also announced that it anticipates reporting a record quarter for new net lease investments, with approximately $300 million in assets added to our portfolio in the third quarter.
    As a result of the sale of the Winn-Dixie certificates, the primary exposure to the Trust from Winn-Dixie backed collateral has been removed, and the Trust has realized losses that have impacted the carry value of the most junior classes of securities held by CapLease. Accordingly, CapLease expects to recognize a realized loss on these securities in the third quarter of 2005 of approximately $1.5 million, and a non-cash mark to market loss attributed to the reduction in the carry value of these securities in the amount of approximately $0.6 million, or $0.07 to $0.08 per share in the aggregate. We expect that the impact of this loss will be partially offset by the increased net lease investment activity in the third quarter.
    CapLease is lowering guidance for the third quarter ended September 30, 2005, by $0.06 per share. CapLease's funds from operations ("FFO") guidance for the third quarter 2005 is expected to be in the range of $0.10 to $0.11 per share, with earnings per share ("EPS") in the range of $0.00 to $0.02. Excluding the impact of Winn-Dixie, the Company's core FFO and EPS for the third quarter of 2005 is expected to be in the range $0.16 to $0.18, and $0.07 to $0.09 per share, respectively.
    Full year FFO and EPS per share are now estimated to be in the range of $0.56 to $0.59, and $0.19 to $0.23, respectively per share. Full year guidance includes the estimated impact of a preferred stock offering in the fourth quarter.
    The only difference between FFO and EPS is depreciation on real property. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to the Company's guidance.
    Paul McDowell, Chief Executive Officer, stated, "We are pleased to report a record quarter on the origination front with approximately $300 million of new net lease investments added to our portfolio. In addition, during the quarter we decided to be proactive in reducing our exposure to the Winn-Dixie bankruptcy. We have been monitoring developments in the Winn-Dixie bankruptcy very closely, and we believe that our best course of action with respect to the CMLBC transaction was to eliminate our exposure at prevailing market prices, rather than wait for a resolution of the impact of hurricane Katrina on Winn-Dixie's recovery efforts and the various matters affecting the underlying Winn-Dixie assets included in the securitization pool. By doing so, we have removed all of our expected exposure to the Winn-Dixie bankruptcy in the CMLBC transaction, and we have dramatically reduced our exposure to Winn-Dixie overall. It is important to note that the non-cash charge of $0.6 million will accrete back to us during the life of the bond, assuming no further losses in the securitization. Most importantly, these events will have no impact on our core FFO and FFO growth, which remain on track."

    Forward-Looking and Cautionary Statements:

    This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements:

    -- our ability to invest in additional net lease assets in a timely manner or on acceptable terms;

    -- our ability to obtain long-term financing for our asset investments at the spread levels we project when we invest in the asset;

    -- adverse changes in the financial condition of the tenants underlying our net lease investments;

    -- increases in our financing costs and/or our general and administrative costs;

    -- changes in our industry, the industries of our tenants, interest rates or the general economy;

    --  the success of our hedging strategy;

    -- our ability to raise additional capital to invest in net lease assets;

    -- our ability to complete pending net lease real property acquisitions and/or other net lease investments in a timely manner or at all;

    -- impairments in the value of the collateral underlying our investments; and

    --  the degree and nature of our competition.

    In addition, we may be required to defer revenue recognition on real properties we acquire if the property is under construction or is not yet ready for occupancy.
    Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company's Form 10-K for the year ended December 31, 2004, including the section entitled "Risk Factors," and the Company's other periodic filings with the SEC. Copies of these documents are available on our website at www.caplease.com and on the SEC's website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

    About the Company:

    Capital Lease Funding, Inc. is a real estate investment trust, or REIT, focused on financing and owning commercial real estate that is net leased primarily to single tenants with investment grade or near investment grade credit ratings.

    --30--MEM/ny*

    CONTACT: Investor Relations/Media Contact:
             ICR, Inc.
             Brad Cohen, 212-217-6393
             bcohen@icrinc.com